Exhibit 15.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (No. 333-127700, No. 333-156306 and No. 333-168780) of our report dated April 11, 2016, relating to the consolidated financial statements of System Link Corporation Limited, its subsidiary and its variable interest entities (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the translation of Renminbi amounts to United States dollar amounts for the convenience of readers in the United States), appearing in this Annual Report on Form 20-F of The9 Limited for the year ended December 31, 2015.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Shanghai, China

April 11, 2016